Exhibit 10.1

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Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of March 21st, 2014 (the “Effective Date”), by and between John C. Labonty, Jr. (the “Executive”) and Boldface Group, Inc., a Nevada corporation (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

Term. The Executive’s employment hereunder shall be effective as of the Effective Date and shall continue until the third annual anniversary thereof, unless terminated earlier pursuant to Section 5 of this Agreement. The period from the Effective Date through the third annual anniversary thereof during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term”.

Position and Duties.

Position. During the Employment Term, the Executive shall serve as the President and Chief Executive Officer of the Company, reporting to the board of directors of the Company (the “Board”). In such position, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by Board, which duties, authority and responsibility are consistent with the Executive’s position. The Executive shall, if requested, also serve as a member of the Board or as an officer or director of any affiliate of the Company (including, without limitation, Boldface Group) for no additional compensation.

Duties. During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and except for the winding down of Executive's current cosmetic consulting business, which Executive agrees to immediately commence wind down as current engagements expire and represents will not interfere in his duties, will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board (which consent will not be unreasonably withheld or delayed) act or serve as a director, trustee, committee member or principal of any type of civic or charitable organization as long as such activities are disclosed in writing to the Board, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation other than the Company; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section hereof.

Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office currently located in Santa Monica, California; provided that, the Executive may be required to travel on Company business during the Employment Term.  Company hereby acknowledges that Executive currently resides in Mission Viejo, California approximately sixty five (65) miles from Company's principal place of business.   Company hereby agrees that so long as Executive is residing in Mission Viejo, California Executive may incur reasonable hotel expenses which shall be reimbursable to Executive as a necessary business expense to stay at hotels in order to avoid loss productivity related to commuting.  Additionally, after one year of employment with Company, Executive, if Executive elects to relocate his personal residence to a location closer to Company's principal place of business, Executive shall be entitled to payment of a onetime moving expense reimbursement allowance of a fixed amount of $50,000 and shall thereafter no longer be entitled to hotel reimbursement expenses relating to Executive's extended commuting time from Mission Viejo, California.

Compensation.

Base Salary. The Company shall pay the Executive an annual rate of base salary of $325,000 during the first year of the Employment Term (i.e., until the first anniversary of the Effective Date), $350,000 during the second year of the Employment Term (i.e., until the second anniversary of the Effective Date), and at a rate to be determined by the compensation committee of the Board (the “Compensation Committee”) during the third year of the Employment Term, but not less than $350,000 per year (i.e., until the end of the Employment Term), all in periodic installments in accordance with the Company’s customary payroll practices, but no less frequently than semi-monthly. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

Annual Bonus.

For each fiscal year of the Employment Term, the Executive shall have the opportunity to earn an annual bonus (the “Annual Bonus”) equal to up to fifty percent (50%) of Base Salary (the “Target Bonus”), as in effect at the beginning of the applicable fiscal year, based on achievement of realistic annual target performance goals established by the Board or Compensation Committee in consultation with Executive.  For the period beginning on the Effective Date and ending on the last day of the fiscal year ending June 30, 2014, the Executive shall be eligible to receive a prorated Annual Bonus (calculated as the Annual Bonus that would have been paid for the entire fiscal year multiplied by a fraction the numerator of which is equal to the number of days the Executive worked in such fiscal year and the denominator of which is equal to 365).  Notwithstanding anything to the contrary contained in this Section 4.2(a), the Company guarantees that the Annual Bonus payable to the Executive for the Company’s fiscal year ending June 30, 2014 shall be no less than $37,240 and the Annual Bonus payable for the Company’s fiscal year ending June 30, 2015 shall be no less than $87,500.

The Annual Bonus shall be payable within forty-five (45) days after the end of each fiscal year in cash or in common stock of the Company having an equivalent fair market value as of the payment date thereof, as determined by the Board but not greater than the current trading price of the common stock on the dated transferred to Executive if the common stock is without restrictions and discounted in the event that any such common stock is subject to any trading restrictions.

Signing Bonus. The Company shall pay the Executive a lump sum cash signing bonus of $27,083.34 (the “Signing Bonus”) payable within ten (10) business days; provided that, the Executive shall repay the gross amount of the Signing Bonus if, prior to the first anniversary of the Effective Date, the Executive terminates his employment without Good Reason (as defined below) or is terminated by the Company for Cause (as defined below) and that the Executive is still employed at the time of the financing.  Company acknowledges that the Signing Bonus is not subject to repayment by Executive in the event of Executive's death or disability.

Equity Awards.  The consideration payable to the Executive contained in this Section 4.4 has been duly authorized by the Board pursuant to Nevada law and the Company’s bylaws.

Stock Grant.  In consideration of the Executive entering into this Agreement and as an inducement to join the Company, on the Effective Date, the Company hereby grants to the Executive Three Million (3,000,000) shares of the Company’s common stock at the closing price on the Effective Date, but not greater than $0.02 per share (the “Granted Shares”).  The Executive agrees that, without the Company’s prior written consent, the Executive will not, for a period commencing on the Effective Date and ending on the first anniversary thereof, (i) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, any of the Granted Shares, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Granted Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the Granted Shares, common stock or such other securities, in cash or otherwise.

Option Grant.  In consideration of the Executive entering into this Agreement and as an inducement to join the Company, on the Effective Date, the Company hereby grants to the Executive pursuant to the Company’s 2012 Equity Incentive Plan (as amended, the “Plan”) Options (as defined in the Plan) to purchase a percentage to be determined within 30 days of the singing of this agreement but not less than 20% of the allocated management pool at the time of each event.  This will be a percentage of the management pool and will be stated at the close of each subsequent rounds of financing. These options will be defined at the close of each financing and restated at each closing.  Shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the Effective Date, which shall vest in three equal installments on the first, second and third anniversaries of the Effective Date. All other terms and conditions of such Options shall be governed by the terms and conditions of the Plan and the Company’s standard form of option agreement.

Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company. Notwithstanding the foregoing, during the Employment Term, the Company shall provide the Executive with a monthly automobile allowance of $750 from the Effective Date until the first annual anniversary thereof, and then $1,250 for the duration of the Employment Term.

Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), including, without limitation, medical and dental insurance premiums, with dependent coverage to be fully covered by the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

Vacation; Paid Time-off.  During the Employment Term, the Executive shall be entitled to a reasonable number of paid vacation days per calendar year in accordance with the Company’s vacation policies, as in effect from time to time, but not less than 4 weeks per year that vest on the first date of each year of employment commencing on the Effective Date and carry over to the extent unused for future years. The Executive shall receive other paid time-off in accordance with the Company’s policies for executive officers as such policies may exist from time to time.

Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

Indemnification.

In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company/to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees).

During the Employment Term, the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing not less than $7,000,000 of coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

Termination of Employment. Upon termination of the Executive’s employment during the Employment Term as contemplated in this Section 5, the Executive shall be entitled to the compensation and benefits described in this Section and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

For Cause.

The Executive’s employment hereunder may be terminated by the Company for Cause and such termination shall not be a breach of this Agreement. If the Executive’s employment is terminated by the Company for Cause, the Executive shall be entitled to receive:

any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the Termination Date (as defined below);

any earned but unpaid Annual Bonus for completed annual periods.  reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the “Accrued Amounts”.

For purposes of this Agreement, “Cause” shall mean:

the Executive’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

the Executive’s willful failure to comply with any valid and legal directive of the Board;

the Executive’s engagement in dishonesty, illegal conduct or misconduct, which is, in each case, injurious to the Company or its affiliates;

the Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Company;

The Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Executive’s ability to perform services for the Company or results in reputational or financial harm to the Company or its affiliates;

the Executive’s willful unauthorized disclosure of Confidential Information (as defined below); or

any material failure by the Executive to comply with the Company’s written policies or rules, as they may be in effect and reasonably adopted from time to time during the Employment Term, if such failure causes reputational or financial harm to the Company.

Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (exclusive of the Executive, if applicable) (after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel (of the Executive’s choosing and at the Executive’s sole expense), to be heard before the Board), finding that the Executive has engaged in the conduct described in any of (i)-(vii) above. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances.   Executive shall be provided such reasonable period of time to cure where such cure cannot be effected within fifteen (15) business days. The Company may place the Executive on paid leave for up to sixty (60) days while it is determining whether there is a basis to terminate the Executive’s employment for Cause.

5.2           Termination without Cause.  Executive's employment under this Agreement may be terminated by Company for any reason, other than Cause, or for no reason, effective upon written notice to Executive.

(a)           If the Executive's employment is terminated by the Company without Cause: (1) the Company shall (x) continue to pay Executive the Base Salary (at the rate in effect on the date the Executive's employment is terminated) until the later of  the end of the three (3) year term of this Agreement or any extended term of this Agreement (y) with respect to the Annual Bonus, to the extent the milestones were set and achieved or, in the absence of milestones, the Board has, in its sole discretion, otherwise determined an amount for the Executive's bonus for the current employment period, but not less than any minimum bonus amount agreed to in the Agreement, pay the Executive a pro rata portion of the Annual Bonus for the year of the employment period on the date such Annual Bonus would have been payable to Executive had Executive remained employed by the Company, and (z) pay any other accrued compensation and Benefits; and (2) any of the Executive's unvested stock options shall automatically vest upon Executive's termination without Cause. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination of employment.

(b)           If, following a termination of employment without Cause, the Executive breaches the provisions of Section 7, 8 or 9 hereof, Executive shall not be eligible, as of the date of such breach, for any further payments described only in Section 5.2(a)(x) above, and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease.

5.3           Termination by Executive for Good Reason.  Executive may terminate this Agreement and his employment with Company for "Good Reason" if Company takes any of the following actions and fails to rescind or cure such action prior to the expiration of the thirty (30) day period following the Company's receipt of a written notice of termination from Executive for Good Reason, which notice, to be effective, must set forth a description in reasonable detail of the event or action entitling Executive to terminate his employment for "Good Reason" pursuant to this Section 5.3:

(a)           Company significantly reduces Executive's responsibilities and status within Company, or changes his title(s) or position(s) with Company in a manner or to an extent that such reduction or change (as the case may be) constitutes or would generally be considered to constitute a demotion of Executive, unless such reduction or change is made as a result of (A) Executive's Disability or (B) any acts or omissions of Executive or other occurrence that would entitle Company to terminate Executive's employment for Cause; or

(b)          Company reduces Executive's Base Salary below the amount thereof as prescribed by this Agreement, unless such reduction is made (A) as part of an across-the-board cost cutting measure that is applied equally or proportionately to all senior executives of Company, rather than discriminatorily against and to the detriment of Executive, or (B) by and at the election of the Company due to Executive's Disability or any acts or omissions of Executive or other occurrence that would entitle Company to terminate Executive's employment for Cause;

(c)           Company discontinues or reduces Executive's bonus compensation award opportunities under any bonus compensation plan or program in which he is then eligible to participate and is participating, unless such discontinuance or reduction (A) is expressly permitted under the terms of such plan or program, or (B) is a result of a policy of Company applied equally or proportionately to all senior executives of Company and not discriminatorily against and to the detriment of Executive, or (C) is the result of the replacement of such plan or program with another bonus compensation plan or program in which Executive is afforded substantially comparable bonus compensation opportunities; or

(d)           Company discontinues Executive's participation in any employee benefit plan maintained by Company in which Executive is then participating, unless such discontinuance is (A) expressly permitted by the terms of that Plan, or (B) due to a change in applicable law or the loss of or reduction in the tax deductibility to Company of the contributions to or payments made under such Plan, or (C) the result of a policy or action of Company that is applied equally or proportionately to all senior executives of Company and not discriminatorily against and to the detriment of Executive, or (D) the result of the adoption of one or more other employee benefit plans providing reasonably comparable benefits (in terms of value) to Executive; or

(e)           The relocation of Executive to an office (other than Company 's headquarters offices) located more than thirty (30) miles further from Executive's then current office location (other than for temporary assignments or required travel in connection with the performance by Executive of his duties for Company); or

(f)           A breach by Company of any of its material obligations to Executive under this Agreement which continues uncured for a period of thirty (30) days following written notice thereof from Executive.

Notwithstanding the foregoing, however, Executive shall not be entitled to terminate his employment for Good Reason, if (A) Company was required to take any of the above-described actions in order to comply with any applicable laws or government regulations or any order, ruling, instruction or determination of any government agency having jurisdiction over Company or any of its affiliates; or (B) Executive fails to give Company written notice of termination of his employment for Good Reason, pursuant to this Section 5.3 within ten (10) days of the earlier of (i) the date Company notifies Executive that Company will be taking one of the actions set forth above that constitutes Good Reason, (ii) the date any such action is first taken by Company.

1.4        Death or Disability.

The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

the Accrued Amounts; and

a lump sum payment equal to the product of: (A) the Executive’s Target Bonus for the year in which the Termination Date occurs and (B) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year in which the Termination Date occurs and the denominator of which is the number of days in such year, which shall be paid within ninety (90) days following the Termination Date.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

For purposes of this Agreement, Disability shall mean the Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for one hundred twenty (120) days out of any three hundred sixty-five (365) day period or ninety (90) consecutive days; provided however, in the event the Company temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual on account of the Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive’s employment shall not be deemed terminated by the Company. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.4(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section . The Notice of Termination shall specify:

The termination provision of this Agreement relied upon, if any;

To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and,

The applicable Termination Date.

Termination Date. The Executive’s Termination Date shall be:

If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive; and

If the Executive terminates his employment hereunder, other than a termination by Executive for Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than sixty (60) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the 60-day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by the Company.

Notwithstanding anything contained herein, (i) any termination of this Agreement and the Executive’s employment by the Company other than for Cause, or other than without Cause where Company pays severance benefits set forth in Section 5.3, or as a result of the Executive’s Disability shall be a material breach of this Agreement by the Company, (ii) any termination of this Agreement and the Executive’s employment by the Executive other than with Good Reason, or other than for death or Disability of Executive shall be a material breach of this Agreement by the Executive, and (iii) the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign, effective on the Termination Date or (if Executive fails to tender such resignation) shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates.

Section 280G.

If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a “change in control” of the Company or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 5.8, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to the Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

All calculations and determinations under this Section 5.8 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the ”Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.8, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.8. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.

Confidential Information. The Executive understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information, as defined below.

Confidential Information Defined.

Definition.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public or previously known to Executive prior to the Effective Date of this Agreement which is provided to Executive by Company during the term of this Agreement in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its affiliates or businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

Company Creation and Use of Confidential Information.

The Executive understands and acknowledges that the Company and its affiliates have invested, and continue to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of health, beauty and skincare. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

Disclosure and Use Restrictions.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Executive shall promptly provide written notice of any such order to the Board.

The Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

Restrictive Covenants.

Acknowledgment. The Executive understands that the nature of the Executive’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company. The Executive understands and acknowledges that the services he provides to the Company are unique, special or extraordinary because of his experience in and particular knowledge of the industry in which the Company conducts its business.

The Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

Non-competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term, the Executive agrees and covenants not to engage in Prohibited Activity within the United States of America for any company that conducts business in the health, beauty or skincare industries unless otherwise approved by the board.

For purposes of this Section , “Prohibited Activity” is activity in which the Executive discloses trade secrets, proprietary information or Confidential Information. The Executive is further prohibited from working for competitive companies during the time any continue compensation governed by section 5.2.

Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

This Section does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to any member of the Board.

Non-solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or its affiliates during twelve (12) months to run consecutively, beginning on the last day of the Executive’s employment with the Company.

Non-solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company and its affiliates, he will have access to and learn about much or all of the Company’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer and relevant to sales.

The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

The Executive agrees and covenants during the Employment Term not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

Non-disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, licensors, licensees, suppliers, investors and other associated third parties.

This Section does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to any member of the Board.

Acknowledgment. The Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

The Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company’s rights under Section , Section and Section of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced in this Agreement in connection herewith; that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section , Section and Section of this Agreement or the Company’s enforcement thereof.

Remedies. In the event of a breach or threatened breach by the Executive of Section , Section or Section of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

Arbitration. Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by JAMS in Los Angeles, California and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the Parties.

Proprietary Rights.

Work Product. Unless otherwise mutually agreed, the Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during the period of his employment by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

Work Made for Hire; Assignment. Unless otherwise mutually agreed, the Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

Further Assurances. During and after his employment, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect and transfer to the Company the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company.

No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to him by the Company.

Security.

Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities Information Technology and Access Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology Access Resources or other Company property or materials by others.

Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Executive’s possession or control.

Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during or after the period of his employment by the Company, for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by the Company, arising directly or indirectly from the Company’s and its agents’, representatives’ and licensees’ exercise of their rights in connection with any Permitted Uses.

Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of California without regard to conflicts of law principles.

Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the President of the Company (with authority of the Board). No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

Section 409A.

General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”) or, if earlier, on the Executive’s death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated or possible future employer.

Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Boldface Group.
1945 Euclid st.

Santa Monica, CA 90404
Attn: President

If to the Executive:

John C. Labonty, Jr.

25521 Chimera Drive

Mission Viejo, CA 92692

Representations of the Executive. The Executive represents and warrants to the Company that:

The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BOLDFACE Group, INC., a Nevada corporation
By: /s/ Nicole Ostoya Name: Nicole Ostoya Title: President

EXECUTIVE
Signature: /s/ John C. Labonty, Jr. Print Name: John C. Labonty, Jr.